Exhibit 99.1

Seelos Therapeutics Provides Update on Top-Line Results from its Amyotrophic Lateral Sclerosis (ALS) Study with SLS-005 (IV Trehalose)

NEW YORK, March 19, 2024 /PRNewswire/ -- Seelos Therapeutics, Inc. (Nasdaq: SEEL) (“Seelos”), a clinical-stage biopharmaceutical company focused on the development of therapies for central nervous system disorders and rare diseases, today provided an update on top-line data of the Phase 2/3 HEALEY ALS Platform trial. This study was performed in collaboration with The Sean M. Healey and AMG Center, which is viewed as an influential force in ALS research and in caring for the ALS community. Their unique and innovative approach continues to be a benefit to the ALS community and its contributions have helped bring the last two FDA approved therapies for ALS to market.

The study was designed to evaluate SLS-005 (IV trehalose), a low molecular weight disaccharide that stabilizes misfolded proteins and activates autophagy, in decreasing the slope of the ALS Functional Rating Scale (ALSFRS-R) and separation from placebo in Function and Mortality in an all-comers population of Persons with ALS (PALS).

While the study did not meet statistical significance in the primary and secondary endpoint in the Full Analysis Set (FAS)2, by showing a 13% improvement in Function and Mortality with an 88% success probability (versus the pre-specified 98%), it showed a potential signal of efficacy in a pre-specified subgroup (ERF)1.

In the pre-specified subgroup of PALS treated with SLS-005, without RELYVRIO®, the top-line data favored SLS-005 versus placebo in efficacy measures in the Efficacy RELYVRIO® Free (ERF)1 data set (n=130), including:

●	a 22% improvement in slope of change in ALSFRS-R assessment adjusted for mortality, with an 89% success probability, at 24 weeks
●	the rate of decline in ALSFRS-R slope (points per month) also favored the SLS-005 treatment group versus placebo over 6 months (-0.80 and -1.07 points per month, respectively)
●	a 25% slowing of Slow Vital Capacity (SVC) decline versus placebo (-11.5% for SLS-005 and -15.4% for placebo) at 24 weeks

Additional analysis and information from these data accessible here.

“The HEALEY platform is designed to detect signals of efficacy and we believe the observed signal and success probability is competitive to other recently FDA-approved therapies for ALS which also failed to achieve statistical significance when measured for function and mortality on similar primary and efficacy endpoints,” said Raj Mehra Ph.D., Chairman and Chief Executive Officer of Seelos. “We plan to request a meeting with the FDA to discuss potential next steps for the program and will continue our potential partner discussions.”

Seelos has not yet received the full dataset and upon receiving it in the near future, Seelos plans to run additional analyses, including biomarkers of neurodegeneration, neurofilament light chain (NfL), exploratory efficacy results, subgroups and post-hoc analyses. SLS-005 was generally well-tolerated and comparable to placebo in safety. There was an imbalance of deaths/death equivalents observed in the study, with more events seen in the SLS-005 group compared to placebo, all were considered unrelated to the study drug.

Populations – ERF1, FAS2 and ERO3:

Seelos received top-line results for Regimen E (RGE). This included a Full Analysis Set (FAS), an Efficacy Regimen Only (ERO) population and an Efficacy RELYVRIO® Free (ERF) population. FAS includes shared placebo from all regimens, including RGE (n=204) and the RGE SLS-005 participants (n=120). The Efficacy Regimen Only (ERO) population includes 120 RGE SLS-005 and 41 RGE placebo participants. 31 participants in the ERO population received RELYVRIO® during the SLS-005 RGE study, thus confounding results from this population. The ERF analyses exclude participants who initiated RELYVRIO® during the study. ERF represents the participants who followed the protocol as envisioned (n=130, i.e., the ERF population comprises 81% of ERO/RGE participants).

About SLS-005 (trehalose injection, 90.5 mg/mL for intravenous infusion)

SLS-005 is a low molecular weight disaccharide (0.342 kDa) that crosses the blood brain barrier and is thought to stabilize proteins and activate autophagy through the activation of Transcription Factor EB (TFEB), a key factor in lysosomal and autophagy gene expression. The activation of TFEB is an emerging therapeutic target for a number of diseases with pathologic accumulation of storage material. In animal models of several diseases associated with abnormal cellular protein aggregation or storage of pathologic material, SLS-005 has been shown to reduce aggregation of misfolded proteins and reduce accumulation of pathologic material. SLS-005 has previously received Orphan Drug Designation for the treatment of ALS from the U.S. Food and Drug Administration and from the European Medicines Agency in the EU. SLS-005 is an investigational treatment and is not currently approved by any health authority for medicinal use.

About Amyotrophic Lateral Sclerosis (ALS)

According to the National Institute of Neurological Disorders and Stroke, amyotrophic lateral sclerosis (ALS) is a group of rare neurological diseases that mainly involve the nerve cells (neurons) responsible for controlling voluntary muscle movement. In ALS, both the upper motor neurons and the lower motor neurons degenerate or die and stop sending messages to the muscles. Unable to function, the muscles gradually weaken, start to twitch (called fasciculations), and waste away (called atrophy). Eventually, the brain loses its ability to initiate and control voluntary movements. The disease is progressive, meaning the symptoms get worse over time. The majority of ALS cases (90 percent or more) are considered sporadic. This means the disease seems to occur at random with no clearly associated risk factors and no family history of the disease. Although family members of people with sporadic ALS are at an increased risk for the disease, the overall risk is very low, and most will not develop ALS.

Most people with ALS eventually die from respiratory failure, usually within 3 to 5 years from when the symptoms first appear. However, about 10 percent of people with ALS survive for 10 or more years. Currently, there is no cure for ALS and no effective treatment to halt or reverse the progression of the disease.

A 1-point change in the ALSFRS-R score can indicate a meaningful difference in a person’s ability to function independently with activities of daily living (ADL’s), including eating, bathing, dressing or walking.4

4. FDA Center for Drug Evaluation and Research, Application Number 209176Orig1s000, Office Director Memo, Ellis F. Unger, MD, May 4, 2017. Paganoni S, et al. New Eng J Med. 2020.

About Seelos Therapeutics

Seelos Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development and advancement of novel therapeutics to address unmet medical needs for the benefit of patients with central nervous system (CNS) disorders and other rare diseases. The Company's robust portfolio includes several late-stage clinical assets targeting indications including Acute Suicidal Ideation and Behavior (ASIB) in Major Depressive Disorder (MDD), amyotrophic lateral sclerosis (ALS) and spinocerebellar ataxia (SCA), as well as early-stage programs in Huntington's disease, Alzheimer's disease, and Parkinson's disease.

For more information, please visit our website: https://seelostherapeutics.com, the content of which is not incorporated herein by reference.

Forward Looking Statements

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, among others, those regarding the Phase 2/3 study of SLS-005, statements regarding the competitiveness of the results to recently approved FDA therapies for ALS, statements regarding any planned meetings and discussions with the FDA, statements regarding The Sean M. Healey and AMG Center’s contributions to the ALS community, statements regarding the timing of Seelos’s receipt of the full dataset for the trial, statements regarding additional analyses to be run by Seelos and statements regarding SLS-005's prospects and any future analyses that may be conducted. These statements are based on Seelos' current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated with Seelos' business and plans described herein include, but are not limited to, the risk of not successfully executing its preclinical and clinical studies, not being able to move forward with the development of SLS-005, and not gaining marketing approvals for SLS-005 and/or its other product candidates; the risk that prior clinical results may not be replicated in future studies and trials (including the risk that the results from the prior studies of SLS-005 may not be replicated or may be materially different from the results of the top-line data from the SLS-005 study); the risks that clinical study results may not meet any or all endpoints of a clinical study and that any data generated from such studies may not support a regulatory submission or approval; the risks associated with the implementation of Seelos' business strategy; the risks related to raising capital to fund its development plans and ongoing operations; the risks related to Seelos' current stock price; as well as other factors expressed in Seelos' periodic filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact Information:

Anthony Marciano
Chief Communications Officer
Seelos Therapeutics, Inc. (Nasdaq: SEEL)
300 Park Avenue, 2nd Floor
New York, NY 10022
(646) 293-2136
anthony.marciano@seelostx.com
https://seelostherapeutics.com/
https://twitter.com/seelostx
https://www.linkedin.com/company/seelos

Mike Moyer
Managing Director
LifeSci Advisors, LLC
250 West 55th St., Suite 3401
New York, NY 10019
(617) 308-4306
mmoyer@lifesciadvisors.com